Exhibit 99.1

Yum! Brands Inc. Reports Second-Quarter Earnings Per Share, EPS, of $0.55, an Increase of 16% Prior to Special Items.

    LOUISVILLE, Ky.--(BUSINESS WIRE)--July 13, 2004--

               Including a Special Items Gain of $0.03,
                    Reported EPS Was $0.58, Up 45%.

    Yum! Brands Inc. (NYSE: YUM):

    -- Raises full-year 2004 EPS guidance $0.03 to at least $2.33 prior to special items, an increase of 13%, and reported EPS to at least $2.36.

    -- Reports Period 7 estimated international system sales increased 17% in U.S. dollar terms or 14% prior to U.S. dollar conversion.

    -- Reports Period 7 (June/July) estimated U.S. blended same-store sales at company restaurants increased 4% (Taco Bell, +5%; Pizza Hut, +6%; KFC, even).

    Yum! Brands Inc. today reported results for the second-quarter ended June 12, 2004.
    The following are key points relative to the second quarter, year-over-year performance:

    -- International operating profit grew 23%; 14% prior to foreign currency conversion.

    -- International system restaurants in operation expanded by 5%, the 16th consecutive quarter of at least 5% net, year-over-year growth.

    -- Growth of system restaurants in operation was +26% in China; +8% in the U.K.; +5% in international franchise-only businesses.

    -- International restaurant margin increased 0.3 percentage points.

    --  U.S. multibrand restaurants in operation expanded by 24%.

    --  U.S. blended systemwide same-store sales increased 2%.

    -- U.S. restaurant margin declined 0.5 percentage points due to significantly higher commodity costs.

    -- Tax rate prior to special-items gains declined to 26.2% from 32.3%.

    In May, the company announced the initiation of a quarterly dividend. The first distribution ($0.10 per share) is payable August 6, 2004, to shareholders of record July 16, 2004.


                   Consolidated Financial Highlights
----------------------------------------------------------------------
                        Second Quarter             Year To Date
                   ---------------------------------------------------
                     2004    2003  % Change    2004    2003  % Change
                   ------- ------- --------- ------- ------- ---------
System Restaurants 30,875  30,546        +1  30,875  30,546        +1
Worldwide System
 Same-Store-Sales
 Growth                +2%   Even        NM      +2%    (1)%       NM
Revenues (million) $2,077  $1,936        +7  $4,047  $3,738        +8
EPS prior to
 Special Items      $0.55   $0.48       +16   $1.02   $0.87       +17
Special Items EPS   $0.03  $(0.08)       NM   $0.03  $(0.08)       NM
Reported EPS        $0.58   $0.40       +45   $1.05   $0.79       +33
----------------------------------------------------------------------


    David C. Novak, Chairman and CEO, said: "I am pleased to report we are raising our full-year 2004 EPS estimate to at least $2.33, or +13% growth. This reflects our confidence that our largest and fastest growing division, Yum! Restaurants International, will continue its strong momentum, and that we will grow U.S. blended same-store sales at least 2% for the balance of the year. The underlying strength of our global base business is allowing us to offset significant commodity inflation in the U.S. and, once again, exceed our annual target of at least 10% growth in EPS.
    "We were able to meet our operating earnings forecast for the second quarter solely on the solid performance of our global portfolio and exceed our EPS forecast due to a lower-than-expected tax rate.
    "Given our substantial cash flow and investment-grade rated balance sheet, we were pleased to announce the initiation of the company's first dividend in its history. Payable August 6, 2004, our first dividend checks of $0.10 per share will soon be sent to shareholders.
    "Shareholders should continue to expect us to execute against the unique growth opportunities that make us anything but an ordinary restaurant company: profitable international expansion, steady improvement in operations, and multibranding category-leading brands."



INTERNATIONAL BUSINESS
----------------------
----------------------------------------------------------------------

                    Second Quarter                Year to Date
(million,                      % Change                    % Change
 except unit                -------------                -------------
 counts and                          Excl                         Excl
 percentages) 2004   2003   Reported F/x   2004   2003   Reported F/x
             ------ ------  -------- ---- ------ ------  -------- ----
Financial
 Measures
Revenues       $728   $608      +20  +14  $1,401 $1,158      +21  +14
Operating
 Profit        $109    $88      +23  +14    $239   $183      +30  +21
Operating
 Metrics
Est. System-
 Sales Growth                   +15   +7                     +16   +7
System
 Restaurants 12,330 11,749       +5   NM  12,330 11,749       +5   NM
----------------------------------------------------------------------


   A key growth driver for this business segment is profitable new-restaurant expansion.
    In the second quarter and year to date, continued expansion of our international brands -- KFC and Pizza Hut -- drove international revenue, system-sales and operating-profit growth. System same-store sales were slightly positive for the second quarter and year to date despite the avian-flu situation in Asia earlier in the second quarter.
    Second-quarter international system-sales growth prior to foreign currency conversion of 7% was equal to the ongoing target for growth in this measure. Overall, system restaurants in operation grew 5%, a significant contributing factor to this performance. Our two most profitable markets, China and the U.K., increased system sales in local currency terms by 19% and 7% respectively. System restaurants in operation increased 26% in China and 8% in the U.K. The company's international franchise-only businesses, representing 34% of international system restaurants, had 12% growth in system sales prior to currency conversion and 5% growth of system restaurants in operation. This is a key segment in terms of high-return growth within the company's international business.
    Other markets contributing positively to overall system-sales growth prior to foreign currency conversion included Pizza Hut South Korea, Mexico and developing markets in Europe for KFC. Performance in Canada and Japan had an adverse impact on overall international system-sales growth.
    Second-quarter restaurant margin as a percentage of sales increased 0.3 percentage points. This increase was primarily driven by modest productivity gains in all restaurant cost categories as well as positive same-store-sales growth.
    Year-to-date restaurant margin of 15.3% increased 0.6 percentage points prior to the unfavorable impact from foreign currency translation of 0.2 percentage points. Positive same-store-sales growth was the key factor as well as modest productivity gains.
    Overall, foreign currency conversion added $8 million to international operating profit for the second quarter and $16 million year to date.


 UNITED STATES BUSINESS
-----------------------
----------------------------------------------------------------------
                           Second Quarter           Year to Date
(million, except unit
 counts and
 percentages)           2004   2003  % Change   2004   2003  % Change
                       ------ ------ --------  ------ ------ --------
Financial Measures
Revenues               $1,349 $1,328    +2     $2,646 $2,580    +3
Operating Profit         $199   $204    (3)      $371   $367    +1
Operating Metrics
Est. System-Sales
 Growth                    +3%    +6%   NM         +4%    +6%   NM
System Restaurants     18,545 18,797    (1)    18,545 18,797    (1)
---------------------------------------------------------------------


    In the second quarter and for the year to date, the primary drivers of U.S. revenue growth were higher systemwide same-store sales and continued development of new, higher-volume restaurants, which, on average, more than offset reduced revenues associated with the closure of lower-volume restaurants.
    Opening new restaurants with higher volumes than those restaurants that were closed contributed one percentage point of revenue growth in the second quarter and year to date. U.S. system restaurants declined by 1% due primarily to closures of certain Pizza Hut dine-in restaurants and lower-volume A&W single-brand mall-location restaurants. The U.S. restaurant portfolio continues to be upgraded with new restaurants, which, on average, are higher volume. For Taco Bell, KFC and Long John Silver's, many new restaurants are multibrand.
    For the second quarter, U.S. restaurant margin declined by 0.5 percentage points versus the prior year mainly as a result of much higher commodity costs (primarily cheese and meats). This was a key factor in the operating profit decline for the second quarter and equated to more than 2 percentage points adverse impact on restaurant margin. The company expects continued above-average inflation rates in key commodities in the U.S. for the third quarter and the full year. This is reflected in the company's outlook for these periods.


WORLDWIDE NEW-RESTAURANT DEVELOPMENT
------------------------------------
----------------------------------------------------------------------
System New-Restaurant Openings             Second Quarter Year to Date
                                           -------------- ------------
Worldwide                                        257          537
Key Markets
 United States                                    91          172
 International Franchise-Only Businesses          61          138
 China                                            42          116
 Australia/New Zealand                            11           22
 U.K.                                             14           22
 Japan                                            14           22
 Mexico                                            5           12
 Pizza Hut South Korea                             8           11
----------------------------------------------------------------------


    System new-restaurant openings for the second quarter and year to date were primarily driven by growth in new international KFC and Pizza Hut restaurants. Key international markets are noted in the preceding table. Franchise and joint-venture partners opened 73% of systemwide new international restaurants year to date.
    In key markets with a company operations presence, restaurant counts versus a year ago increased 26% in China, 8% in the U.K., 7% in Mexico and 7% for Pizza Hut South Korea. For international franchise-only businesses, year-over-year restaurant growth was 5%, specifically, Asia, 7%; southern Africa, 6%; the Middle East, 4%; and Caribbean/Latin America, 4%.
    In the U.S. market, the majority of new-restaurant openings were the KFC and Pizza Hut brands. Over 65% of year-to-date, new-restaurant openings were franchised. For Taco Bell, KFC and Long John Silver's year-to-date, more than 70% of new-restaurant openings for the system were multibrand restaurants.
    This discussion and the preceding table exclude changes in license-unit locations, which are expected to have no material impact on the company's overall profit performance in 2004. License locations are typically nontraditional sites, such as airports, that normally have substantially lower average unit volumes than traditional restaurant locations.


MULTIBRAND EXPANSION
--------------------
----------------------------------------------------------------------
Multibrand Restaurants in Operation               Second Quarter
                                              2004   2003  Incr/(Decr)
                                             ------ ------ -----------
U.S. Systemwide                              2,375  1,917      +24%
  % U.S. System Restaurants                     13%    10%   +3 ppts.
----------------------------------------------------------------------


    In the second quarter, 163 multibrand restaurants were added in the U.S., bringing the year-to-date total of U.S. multibrand additions to 254. Year to date, the multibrand focus has been on expanded company testing of Pizza Hut and Wing Street multibrand combinations and expansion of the Long John Silver's brand in combination with KFC, A&W or Taco Bell in one restaurant location. Excluding the company-only expanded testing of Pizza Hut and Wing Street multibrand combinations, franchisees opened over 55% of multibrand additions year to date. Nearly 50% of the 2,375 U.S. multibrand restaurants in operation at the end of the second quarter were franchised.
    In the U.S., the company's principal multibrand focus will combine Long John Silver's with A&W, Taco Bell or KFC, operating two brands in one restaurant location. Additional multibrand combinations will include KFC with A&W. Pizza Hut has expanded the testing of multibrand combinations in delivery/carry-out restaurants with the newly created brand WingStreet.


FRANCHISE GROWTH AND FEES
-------------------------
----------------------------------------------------------------------
                                           Second Quarter Year to Date
                                           -------------- ------------
Franchise Net New-Restaurant Growth              +1%           +1%
Total Franchise Fees ($ million)               $231          $454
   Growth Vs. 2003                               +9%           +9%
----------------------------------------------------------------------


    For the second quarter, favorable foreign currency conversion added 3 percentage points of franchise-fee growth. Excluding this factor, franchise fees increased 6%. Second-quarter and year-to-date growth was primarily driven by international franchise new-restaurant development and worldwide franchise same-store-sales growth.

    GENERAL AND ADMINISTRATIVE EXPENSES

    Worldwide general and administrative (G&A) expenses increased $23 million, or 12%, in the second quarter prior to an unfavorable impact from foreign currency conversion of $3 million. The increase was partially attributed to approximately $2 million associated with the company operating restaurants in Canada that were previously owned by our Canada joint venture. Other factors contributing to the increase include costs associated with increased compensation (pension and incentives), international expansion and the implementation of new financial and human-resource systems. These were key factors in the year-to-date increase in worldwide general and administrative expenses as well.

    FACILITY ACTIONS

    Expenses related to restaurant closures and impairment and refranchising gains/losses increased $4 million for the quarter and year to date. This included losses for upcoming refranchising transactions.

    TAX RATE

    The tax rate prior to special items of 26.2% was 6.1 percentage points lower than last year's second-quarter rate due to settlements in connection with closure of regular audit cycles, a permanent rate change in one of our international markets and other items. The lower tax rate for the second quarter added $0.03 to EPS based on comparing this quarter's actual rate to the full-year tax rate forecast range included in the company's press release on December 4, 2003. The company now expects the full-year 2004 tax rate, prior to special items, will be in a range of 29% to 30%, slightly lower than in 2003.

    CASH-FLOW

    Year to date, the company generated $390 million in net cash provided by operating activities. Capital spending, including the acquisition of franchise restaurants, was $226 million. Additional cash of over $130 million was generated from employee stock-option proceeds, proceeds from sales of property, plant and equipment and refranchising restaurants.
    Year to date, $294 million of cash was used to repurchase the company's stock. We have already invested more cash in share repurchases in the first half of 2004 than we invested in any prior fiscal year.

    THIRD-QUARTER 2004 OUTLOOK

    The company is comfortable with the current consensus estimate of $0.60 in EPS prior to special items in the third quarter. Including all factors, U.S. restaurant margin is expected to decline by approximately 1 percentage point versus last year's third quarter. The company expects the largest single factor contributing to the decline to be above-average inflation in U.S. commodity costs (meats, cheese, oil) to the extent of more than 2 percentage points of margin.

    FULL-YEAR OUTLOOK

    The company expects earnings per share to grow at least 10% each year with the continued execution of its three key strategies: (1) profitable international expansion, (2) steady improvement in operations and (3) multibranding category-leading brands.
    Based on year-to-date results and information currently available, the company expects full-year EPS of at least $2.33 prior to special items. As always, the company will continue to update shareholders each four-week period on current sales trends worldwide and provide an update to full-year EPS expectations if there are any material changes.
    Projected factors contributing to the company's original annual 2004 EPS guidance were published in the company's release on December 4, 2003, and updates were published with first-quarter earnings on April 21, 2004. Based on current information, the company believes that those factors remain reasonable, except that the company now expects 2004 EPS of at least $2.33 prior to special items, which incorporates year-to-date results and the following updated full-year factors:

    --  International revenue growth of +15% to +17%.

    -- International operating profit growth of at least +18% in U.S. dollar terms.

    --  U.S. blended same-store-sales growth in a range of +2% to +3%.

    -- U.S. restaurant margin for 2004 will be adversely affected by substantially higher commodity costs resulting in a year-over-year decline of about 0.5 percentage points.

    -- Interest expense will be down approximately $30 to $35 million versus 2003.

    -- Effective tax rate of 29% to 30%, slightly lower than 2003's rate. This rate is prior to special items.

    For 2004, the company currently expects reported EPS of at least $2.36 including a special-items gain of approximately $0.03 per share.


----------------------------------------------------------------------
                                                 Annual Outlook
                                          ----------------------------
                                          Forecast Actual
                                            2004    2003   Incr/(Decr)
                                          -------- ------- -----------
EPS prior to Special Items                  $2.33   $2.06      +13%
Special Items EPS                           $0.03  $(0.04)      NM
Reported EPS                                $2.36   $2.02      +17%
----------------------------------------------------------------------


    PERIOD 7 SALES

    Period 7 estimated international system sales increased 14% prior to foreign currency conversion or 17% after conversion to U.S.
dollars. Estimated U.S. blended same-store sales at company restaurants increased 4% versus last year for the comparable four-week period ended July 10, 2004.


International System-Sales Growth (Estimated)
---------------------------------------------
----------------------------------------------------------------------
                                                       Prior-Year
                                    Local Currency   Local Currency
                   Reported (U.S.$)      Basis            Basis
                   ---------------- --------------- ------------------
Period 7                 +17%            +14%              +3%
----------------------------------------------------------------------

U.S. Company Same-Store-Sales Growth (Estimated)
------------------------------------------------
----------------------------------------------------------------------

                                          Period 7 2004  Period 7 2003
                                          -------------  -------------
U.S. BLENDED                                   +4%           Even
Taco Bell                                      +5%            +2%
Pizza Hut                                      +6%            +4%
KFC                                           Even           (7)%
----------------------------------------------------------------------


    CONFERENCE CALL

    Yum! Brands Inc. will hold a conference call to review the company's financial performance and strategies at 9:15 a.m. EDT Wednesday, July 14, 2004.
    For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.
    The call will be available for playback beginning Thursday, July 14, at 12:15 p.m. EDT through Friday, July 30, at midnight EDT. To access the playback, dial 800/642-1687 in the U.S.A. and 706/645-9291 internationally. The playback pass code is 8046200.
    The call and the playback can be accessed via the Internet by visiting Yum! Brands' Web site: www.yum.com and selecting "2nd Quarter Earnings Webcast." (Windows Media Player is required, which can be downloaded at no charge from the following URL: http://www.microsoft.com/windows/windowsmedia/players.asp. The process could take several minutes.)

    NOTES & DEFINITIONS FOR TERMS USED THROUGHOUT THIS DOCUMENT

    Note: Sales results for Period 8 (the four-week period ending
August 7, 2004) are scheduled to be released August 12, 2004, before market hours.

    Excl F/x is prior to foreign currency conversion to U.S. dollars.

    Franchise Fees include fees from unconsolidated affiliates (joint ventures) and franchise and license restaurants. Fees include ongoing royalty and license fees, initial fees for new restaurants and contract-renewal fees.

    Franchise Restaurants include unconsolidated affiliates (joint ventures) and franchise restaurants and exclude license restaurants.

    Franchise Net New-Restaurant Growth is the year-over-year total of franchise restaurant openings less franchise restaurant closings divided by the prior year's franchise restaurant total.

    New-Restaurant Openings include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants and exclude license restaurants.

    Special Items include AmeriServe and other charges (credits), Wrench litigation and cumulative effect of accounting change, net of tax. See attachments to this press release for reconciliations of non-GAAP measurements to GAAP results.

    System Restaurants include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants and exclude license restaurants.

    System-Sales Growth includes the results of all restaurants regardless of ownership including unconsolidated affiliates, company-owned, franchise and license restaurants. Sales of unconsolidated affiliates (joint ventures), franchise and license restaurants generate franchise and license fees for the company (typically at a rate of 4% to 6% of sales). Unconsolidated affiliates (joint ventures), franchise and license restaurant sales are not included in company sales we present on the Condensed Consolidated Statements of Income; however, the franchise fees previously defined are included in the company's revenues.

    Systemwide Same-Store-Sales Growth is the estimated growth in sales of all restaurants that have been open one year or more regardless of ownership including unconsolidated affiliates (joint ventures), company-owned, franchise and license restaurants.

    U.S. Same-Store Sales include only company restaurants that have been open one year or more. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell company-owned restaurants only. U.S.
same-store sales for Long John Silver's and A&W Restaurants are not included.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; changes in legislation and governmental regulations; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands' financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

    Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with more than 33,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands -- KFC, Pizza Hut, Taco Bell and Long John Silver's -- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 2,500 multibrand restaurants. Outside the United States in 2003, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. In 2002, the company changed its name to Yum! Brands Inc. from Tricon Global Restaurants Inc. to reflect its expanding portfolio of brands and its ticker symbol on the New York Stock Exchange. For the past two years, the company has been recognized in Fortune Magazine's top 50 "Best Companies for Minorities," claiming the number-one spot for "managerial diversity."

    Analysts are invited to contact
    Tim Jerzyk, Vice President Investor Relations, at 888/298-6986

    Members of the media are invited to contact
    Amy Sherwood, Vice President Public Relations, at 502/874-8200



                           Yum! Brands, Inc.
                    Consolidated Summary of Results
            (amounts in millions, except per share amounts)


                        Quarter         %       Year to date      %
                   -----------------  Change  ----------------- Change
                   6/12/04  6/14/03    B/(W)  6/12/04  6/14/03   B/(W)
                   -------- -------- -------- -------- -------- ------
Total revenues      $2,077   $1,936      7     $4,047   $3,738     8

Costs and expenses
Company restaurant
 expenses            1,576    1,467     (7)     3,067    2,839    (8)
General and
 administrative
 expenses              234      208    (13)       471      411   (15)
Franchise and
 license expenses        6        6     22          8       13    36
Facility actions        10        6     NM         19       15    NM
Other (income)
 expense               (10)      (8)    27        (22)     (14)   52
Wrench litigation        -       35     NM          -       35    NM
AmeriServe and
 other charges
 (credits)             (14)       2     NM        (14)       2    NM
                   -------- --------          -------- --------
Total costs and
 expenses            1,802    1,716     (5)     3,529    3,301    (7)
                   -------- --------          -------- --------
Operating profit       275      220     24        518      437    18
Interest expense,
 net                    32       42     23         67       84    20
                   -------- --------          -------- --------
Income before
 income taxes and
 cumulative effect
 of accounting
 change                243      178     36        451      353    27
Income tax
 provision              65       56    (16)       131      113   (16)
                   -------- --------          -------- --------
Income before
 cumulative effect
 of accounting
 change                178      122     45        320      240    33
Cumulative effect
 of accounting
 change, net of tax      -        -      -          -       (1)   NM
                   -------- --------          -------- --------
Net income            $178     $122     45       $320     $239    33
                   ======== ========          ======== ========
Basic EPS Data
--------------
 EPS                 $0.61    $0.42     46      $1.10    $0.82    35
                   ======== ========          ======== ========
 Average shares
  outstanding          290      293      1        290      293     1
                   ======== ========          ======== ========
Diluted EPS Data
----------------
 EPS                 $0.58    $0.40     45      $1.05    $0.79    33
                   ======== ========          ======== ========
 Average shares
  outstanding          304      304      -        305      303     -
                   ======== ========          ======== ========

Dividends declared
 per common share   $ 0.10      $ -     NM     $ 0.10      $ -    NM
                   ======== ========          ======== ========


See accompanying notes.

Wrench litigation, AmeriServe and other charges (credits) and Cumulative effect of accounting change, net of tax have been summed and referred to as "Special Items" throughout this press release. See accompanying reconciliation of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                      WORLDWIDE Operating Results
                         (amounts in millions)

                   Quarter                  Year to date
               ----------------- % Change ----------------- % Change
               6/12/04  6/14/03    B/(W)  6/12/04  6/14/03    B/(W)
               -------- -------- -------- -------- -------- --------

Company sales   $1,846   $1,723       7    $3,593   $3,320       8
Franchise and
 license fees      231      213       9       454      418       9
              -------- --------          -------- --------
   Revenues      2,077    1,936       7     4,047    3,738       8
              -------- --------          -------- --------

Company
 restaurants
  Food and
   paper           588      532     (11)    1,128    1,024     (10)
  Payroll
   and
   employee
   benefits        493      473      (4)      973      923      (5)
  Occupancy
   and other
   operating
   expenses        495      462      (7)      966      892      (8)
              -------- --------          -------- --------
                 1,576    1,467      (7)    3,067    2,839      (8)
General and
 administrative
 expenses          234      208     (13)      471      411     (15)
Franchise
 and license
 expenses            6        6      22         8       13      36
Facility
 actions            10        6      NM        19       15      NM
Other
 (income)
 expense           (10)      (8)     27       (22)     (14)     52
              -------- --------          -------- --------
                 1,816    1,679      (8)    3,543    3,264      (9)
              -------- --------          -------- --------
Operating
 profit
 before
 special
 items             261      257       2       504      474       6
Interest
 expense,
 net                32       42      23        67       84      20
Income tax
 provision          60       70      14       126      127       -
              -------- --------          -------- --------
Earnings
 before
 special
 items            $169     $145      16      $311     $263      18
              ======== ========          ======== ========

Tax rate
 before
 special
 items           26.2%    32.3%  6.1 ppts.  28.9%    32.4%  3.5 ppts.
              ======== ========          ======== ========

Diluted EPS
 before
 special
 items           $0.55    $0.48      16     $1.02    $0.87      17
              ======== ========          ======== ========

Company
 sales          100.0%   100.0%            100.0%   100.0%
Food and
 paper            31.9     30.9 (1.0) ppts.  31.4     30.8 (0.6) ppts.
Payroll and
 employee
 benefits         26.7     27.4  0.7 ppts.   27.0     27.8  0.8 ppts.
Occupancy
 and other
 operating
 expenses         26.8     26.9  0.1 ppts.   26.9     26.9       -
              -------- --------          -------- --------
Restaurant
 margin          14.6%    14.8% (0.2) ppts. 14.7%    14.5%  0.2 ppts.
              ======== ========          ======== ========

Reconciliation of Segment Operating Profit to Reported
Operating Profit
----------------------------------------------------------------------
U.S.
 operating
 profit           $199     $204      (3)     $371     $367       1
International
 operating
 profit            109       88      23       239      183      30
Unallocated
 and
 corporate
 expense           (44)     (34)    (32)      (92)     (69)    (35)
Unallocated
 other
 income
 (expense)           -       (1)     NM        (3)       -      NM
Unallocated
 facility
 actions            (3)       -      NM       (11)      (7)     NM
              -------- --------          -------- --------
Operating
 profit
 before
 special
 items             261      257       2       504      474       6
Wrench
 litigation          -      (35)     NM         -      (35)     NM
AmeriServe
 and other
 (charges)
 credits            14       (2)     NM        14       (2)     NM
              -------- --------          -------- --------
Reported
 operating
 profit           $275     $220      24      $518     $437      18
              ======== ========          ======== ========


See accompanying notes and reconciliations of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                    UNITED STATES Operating Results
                         (amounts in millions)


                   Quarter                   Year to date
             ----------------- % Change  ----------------- % Change
              6/12/04  6/14/03    B/(W)   6/12/04  6/14/03    B/(W)
             -------- -------- --------  -------- -------- --------

Company sales  $1,208   $1,193       1     $2,374   $2,319       2
Franchise
 and license
 fees             141      135       4        272      261       4
             -------- --------           -------- --------
 Revenues       1,349    1,328       2      2,646    2,580       3
             -------- --------           -------- --------

Company
 restaurants
 Food and
  paper           365      343      (6)       698      666      (5)
 Payroll
  and employee
  benefits        367      368       -        733      727      (1)
 Occupancy
  and other
  operating
  expenses        299      301       1        603      594      (1)
             -------- --------           -------- --------
                1,031    1,012      (2)     2,034    1,987      (2)
General and
 administrative
 expenses         112      108      (4)       232      217      (7)
Franchise
 and license
 expenses           3        2     (36)         4        6      29
Facility
 actions            4        2      NM          5        3      NM
             -------- --------           -------- --------
                1,150    1,124      (2)     2,275    2,213      (3)
             -------- --------           -------- --------
Operating
 profit          $199     $204      (3)      $371     $367       1
             ======== ========           ======== ========

Company
 sales         100.0%   100.0%             100.0%   100.0%
Food and
 paper           30.2     28.7 (1.5) ppts.   29.4     28.7 (0.7) ppts.
Payroll
 and employee
 benefits        30.3     30.8  0.5 ppts     30.9     31.3  0.4 ppts.
Occupancy
 and other
 operating
 expenses        24.8     25.3  0.5 ppts.    25.4     25.7  0.3 ppts.
             -------- --------           -------- --------
Restaurant
 margin         14.7%    15.2% (0.5) ppts.  14.3%    14.3%       -
             ======== ========           ======== ========

See accompanying notes.


                           Yum! Brands, Inc.
                    INTERNATIONAL Operating Results
                         (amounts in millions)


                    Quarter                  Year to date
               ----------------- % Change  ----------------- % Change
               6/12/04  6/14/03   B/(W)    6/12/04  6/14/03   B/(W)
               -------- -------- --------  -------- -------- --------

Company sales     $638     $530     20      $1,219   $1,001     22
Franchise and
 license fees       90       78     16         182      157     16
               -------- --------           -------- --------
 Revenues          728      608     20       1,401    1,158     21
               -------- --------           -------- --------

Company
 restaurants
 Food and paper    223      189    (18)        430      358    (20)
 Payroll and
  employee
  benefits         126      105    (20)        240      196    (22)
 Occupancy and
  other
  operating
  expenses         196      161    (22)        363      298    (22)
               -------- --------           -------- --------
                   545      455    (20)      1,033      852    (21)
General and
 administrative
 expenses           78       66    (20)        147      125    (18)
Franchise and
 license
 expenses            3        4     46           4        7     44
Facility
 actions             3        4     NM           3        5     NM
Other (income)
 expense           (10)      (9)     5         (25)     (14)    69
               -------- --------           -------- --------
                   619      520    (19)      1,162      975    (19)
               -------- --------           -------- --------
Operating
 profit           $109      $88     23        $239     $183     30
               ======== ========           ======== ========

Company sales    100.0%   100.0%             100.0%   100.0%
Food and paper    35.1     35.7    0.6 ppts.  35.3     35.7  0.4 ppts.
Payroll and
 employee
 benefits         19.7     19.8    0.1 ppts.  19.6     19.6      -
Occupancy and
 other
 operating
 expenses         30.7     30.3   (0.4) ppts. 29.8     29.8      -
               -------- --------           -------- --------
Restaurant
 margin           14.5%    14.2%   0.3 ppts.  15.3%    14.9% 0.4 ppts.
               ======== ========           ======== ========

See accompanying notes.



                           YUM! Brands, Inc.
                 Condensed Consolidated Balance Sheets
                         (amounts in millions)


                                                    6/12/04  12/27/03
                                                   --------- ---------
ASSETS
Current Assets
Cash and cash equivalents                              $183      $192
Short-term investments, at cost                          42        15
Accounts and notes receivable, less allowance: $19
 in 2004 and $25 in 2003                                178       150
Inventories                                              73        67
Assets classified as held for sale                       98        96
Prepaid expenses and other current assets               109        65
Deferred income taxes                                   165       165
Advertising cooperative assets, restricted               73        56
                                                   --------- ---------
   Total Current Assets                                 921       806

Property, plant and equipment, net                    3,251     3,280
Goodwill                                                526       521
Intangible assets, net                                  352       357
Investments in unconsolidated affiliates                178       184
Other assets                                            455       472
                                                   --------- ---------
   Total Assets                                      $5,683    $5,620
                                                   ========= =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities       $1,097    $1,157
Dividends payable                                        29         -
Income taxes payable                                    164       238
Short-term borrowings                                   379        10
Advertising cooperative liabilities                      73        56
                                                   --------- ---------
   Total Current Liabilities                          1,742     1,461

Long-term debt                                        1,669     2,056
Other liabilities and deferred credits                  999       983
                                                   --------- ---------
   Total Liabilities                                  4,410     4,500
                                                   --------- ---------

Shareholders' Equity
Preferred stock, no par value, 250 shares
 authorized; no shares issued                             -         -
Common stock, no par value, 750 shares authorized;
 290 shares and 292 shares issued in 2004 and 2003,
 respectively                                           783       916
Retained earnings                                       705       414
Accumulated other comprehensive income (loss)          (215)     (210)
                                                   --------- ---------
   Total Shareholders' Equity                         1,273     1,120
                                                   --------- ---------
   Total Liabilities and Shareholders' Equity        $5,683    $5,620
                                                   ========= =========

See accompanying notes.


                           YUM! Brands, Inc.
            Condensed Consolidated Statements of Cash Flows
                         (amounts in millions)

                                                       Year to date
                                                     -----------------
                                                     6/12/04  6/14/03
                                                     -------- --------
Cash Flows - Operating Activities
Net income                                              $320     $239
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Cumulative effect of accounting change, net of tax       -        1
  Depreciation and amortization                          195      181
  Facility actions                                        19       15
  Wrench litigation                                        -       35
  Other liabilities and deferred credits                   8        4
  Deferred income taxes                                    -      (27)
  Other non-cash charges and credits, net                 19       23
Changes in operating working capital, excluding
 effects of acquisitions and dispositions:
  Accounts and notes receivable                          (14)     (11)
  Inventories                                             (6)      (3)
  Prepaid expenses and other current assets              (21)     (25)
  Accounts payable and other current liabilities         (64)    (107)
  Income taxes payable                                   (66)      39
                                                     -------- --------
  Net change in operating working capital               (171)    (107)
                                                     -------- --------
Net Cash Provided by Operating Activities                390      364
                                                     -------- --------
Cash Flows - Investing Activities
Capital spending                                        (221)    (221)
Proceeds from refranchising of restaurants                 8       11
Acquisition of restaurants from franchisees               (5)     (22)
Short-term investments                                   (27)       2
Sales of property, plant and equipment                    24       20
Other, net                                                23        2
                                                     -------- --------
Net Cash Used In Investing Activities                   (198)    (208)
                                                     -------- --------
Cash Flows - Financing Activities
Revolving Credit Facility activity
 Three months or less, net                                 -      (27)
Repayments of long-term debt                              (7)      (6)
Short-term borrowings-three months or less, net            -      (48)
Repurchase shares of common stock                       (294)     (82)
Employee stock option proceeds                           102       34
                                                     -------- --------
Net Cash Used In Financing Activities                   (199)    (129)
                                                     -------- --------
Effect of Exchange Rates on Cash and Cash
 Equivalents                                              (2)       7
                                                     -------- --------
Net (Decrease) Increase in Cash and Cash Equivalents      (9)      34
Cash and Cash Equivalents - Beginning of Period          192      130
                                                     -------- --------
Cash and Cash Equivalents - End of Period               $183     $164
                                                     ======== ========

See accompanying notes.


        Reconciliation of Non-GAAP Measurements to GAAP Results
            (amounts in millions, except per share amounts)


In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before special items. Special items include the GAAP income statement captions of Wrench litigation, AmeriServe and other charges (credits) and, in 2003, the Cumulative effect of accounting change, net of tax. These amounts are described in (e), (f) and (g) in the accompanying notes.

The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations.

                                     Quarter          Year to date
                                ------------------  ------------------
                                6/12/04   6/14/03   6/12/04   6/14/03
                                --------  --------  --------  --------
Detail of Special Items
-----------------------
Wrench litigation              $      -  $    (35) $      -  $    (35)
AmeriServe and other (charges)
 credits                             14        (2)       14        (2)
Cumulative effect of accounting
 change                               -         -         -        (2)
                                --------  --------  --------  --------
Total special items                  14       (37)       14       (39)

Tax on special items                 (5)       14        (5)       15
                                --------  --------  --------  --------

Special items, net of tax      $      9  $    (23) $      9  $    (24)
                                ========  ========  ========  ========

Average shares outstanding          304       304       305       303
                                ========  ========  ========  ========

Special items diluted EPS      $   0.03  $  (0.08) $   0.03  $  (0.08)
                                ========  ========  ========  ========

Reconciliation of Earnings
 Before Special Items to Net
 Income
----------------------------
Earnings before special items  $    169  $    145  $    311  $    263
Special items, net of tax             9       (23)        9       (24)
                                --------  --------  --------  --------
Net income                     $    178  $    122  $    320  $    239
                                ========  ========  ========  ========

Reconciliation of EPS Before
 Special Items to Reported EPS
------------------------------
Diluted EPS before special
 items                         $   0.55  $   0.48  $   1.02  $   0.87
Special items EPS                  0.03     (0.08)     0.03     (0.08)
                                --------  --------  --------  --------
Reported EPS                   $   0.58  $   0.40  $   1.05  $   0.79
                                ========  ========  ========  ========


 Notes to the Consolidated Summary of Results, Condensed Consolidated
  Statements of Cash Flows and Condensed Consolidated Balance Sheets
            (amounts in millions, except per share amounts)

(a) Percentages may not recompute due to rounding.

(b) Franchisee sales represents the combined estimated sales of unconsolidated affiliate, franchise and license restaurants. Franchisee sales, which are not included in the Company sales we present on the Condensed Consolidated Statements of Income, generate franchise and license fees (typically at a rate of 4% to 6% of sales) that are included in the Company's revenues.


                         Quarter        %       Year to date      %
                    ----------------- Change  ----------------- Change
                    6/12/04  6/14/03   B(W)   6/12/04  6/14/03   B(W)
                    -------- -------- ------  -------- -------- ------
United States
   Company sales     $1,208   $1,193     1   $2,374   $2,319       2
   Franchisee sales   2,736    2,627     4    5,313    5,107       4
International
   Company sales       $638     $530    20   $1,219   $1,001      22
   Franchisee sales   1,781    1,569    13    3,627    3,176      14
Worldwide
   Company sales     $1,846   $1,723     7   $3,593   $3,320       8
   Franchisee sales   4,517    4,196     8    8,940    8,283       8

(c) Facility actions included the following:

                                     Quarter          Year to date
                               ------------------- -------------------
                                6/12/04   6/14/03   6/12/04   6/14/03
                                --------  --------  --------  --------

Store closure costs            $     (5) $     (2) $     (5) $     (2)
Asset impairment charges             12         8        13        10
Refranchising net loss (gain)         3         -        11         7
                                --------  --------  --------  --------
Facility actions               $     10  $      6  $     19  $     15
                                ========  ========  ========  ========


In the previous year's reporting of results for the quarter and year to date ended June 14, 2003, store closure costs and asset impairment charges were included in other (income) expense.

(d) Other (income) expense primarily includes equity income from investments in unconsolidated affiliates.

(e) An insignificant amount of expense was recorded as Wrench litigation for the quarter and year to date ended June 12, 2004 reflecting interest related to the yet to be paid legal judgment against Taco Bell Corp. on June 4, 2003 in Wrench v. Taco Bell Corp. Our total recorded liability for this judgment, including interest, at June 12, 2004 was approximately $42 million.

(f) The amounts recorded as AmeriServe and other charges (credits) for the quarter and year to date ended June 12, 2004, primarily resulted from recoveries related to the AmeriServe bankruptcy reorganization process. The amounts recorded as AmeriServe and other charges (credits) for the quarter and year to date ended June 14, 2003, primarily included integration costs related to our acquisition of Yorkshire Global Restaurants.

(g) Effective December 29, 2002, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses the financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. As a result of obligations under certain leases that are within the scope of SFAS 143, the Company has recorded a cumulative effect adjustment of $2 million ($1 million after tax).

(h) We participate in various advertising cooperatives with our franchisees and licensees. In certain of these cooperatives we possess majority voting rights, and thus control the cooperatives. We have previously included the related assets and liabilities of those advertising cooperatives we control in accounts and notes receivable, prepaid expenses and other current assets and accounts payable and other current liabilities, as appropriate, on a gross basis. We have now summed all assets and liabilities of these advertising cooperatives and reported the amounts as advertising cooperative assets, restricted and advertising cooperative liabilities in the Condensed Consolidated Balance Sheet for June 12, 2004. We have reclassified those amounts in the Consolidated Balance Sheet at December 27, 2003 for comparative purposes.

(i) For the quarter and year to date ended June 12, 2004, we repurchased approximately 2.1 million shares and 8.1 million shares of our Common Stock, respectively, at an average price of $38 per share and $36 per share, respectively.



                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
               For the Year to Date Ended June 12, 2004

                                                             Total
                               Unconsolidated              Excluding
                       Company  Affiliates(a) Franchisees Licensees(b)
                       ------- -------------- ----------- ------------

Total U.S.
Beginning of Year       5,094              6      13,566       18,666
 New Builds                55              -         117          172
 Acquisitions               8              -          (8)           -
 Refranchising &
  Licensing                (2)             -           2            -
 Closures &
  Divestitures           (123)            (3)       (170)        (296)
 Other                      -              -           3            3
                       ------- -------------- ----------- ------------
End of Quarter          5,032              3      13,510       18,545
                       ======= ============== =========== ============
% of Total                 27%             -          73%         100%

Total International
Beginning of Year       2,760          1,506       7,905       12,171
 New Builds                99             62         204          365
 Acquisitions               3              2          (5)           -
 Refranchising &
  Licensing               (12)             -          12            -
 Closures &
  Divestitures            (62)           (13)       (117)        (192)
 Other                     (3)            (8)         (3)         (14)
                       ------- -------------- ----------- ------------
End of Quarter          2,785          1,549       7,996       12,330
                       ======= ============== =========== ============
% of Total                 23%            12%         65%         100%

Total System
Beginning of Year       7,854          1,512      21,471       30,837
 New Builds               154             62         321          537
 Acquisitions              11              2         (13)           -
 Refranchising &
  Licensing               (14)             -          14            -
 Closures &
  Divestitures           (185)           (16)       (287)        (488)
 Other                     (3)            (8)          -          (11)
                       ------- -------------- ----------- ------------
End of Quarter          7,817          1,552      21,506       30,875
                       ======= ============== =========== ============
% of Total                 25%             5%         70%         100%


(a) Total U.S. and Total System include 3 Yan Can units.

(b) The total excludes 2,104 U.S. and 206 International licensee units. The U.S. licensee unit count includes 1,120 Pizza Huts, 917 Taco Bells and 67 KFCs. The International licensee unit count includes 94 Pizza Huts, 66 KFCs, 44 Taco Bells, 1 Long John
    Silver's and 1 A&W.


                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
               For the Year to Date Ended June 12, 2004


                            United States
----------------------------------------------------------------------

                                                             Total
                                                           Excluding
                                 Company     Franchisees   Licensees
                              ------------- ------------- ------------
Pizza Hut U.S.
Beginning of Year                    1,776         4,624        6,400
 New Builds                             14            43           57
 Acquisitions                            7            (7)           -
 Refranchising & Licensing              (2)            2            -
 Closures &  Divestitures              (32)          (73)        (105)
 Other                                   -             -            -
                              ------------- ------------- ------------
End of Quarter                       1,763         4,589        6,352
                              ============= ============= ============
% of Total                              28%           72%         100%

KFC U.S.
Beginning of Year                    1,252         4,204        5,456
 New Builds                             20            38           58
 Acquisitions                            -             -            -
 Refranchising & Licensing               -             -            -
 Closures &  Divestitures              (17)          (37)         (54)
 Other                                   -             -            -
                              ------------- ------------- ------------
End of Quarter                       1,255         4,205        5,460
                              ============= ============= ============
% of Total                              23%           77%         100%

Taco Bell U.S.
Beginning of Year                    1,284         3,743        5,027
 New Builds                              6            26           32
 Acquisitions                            1            (1)           -
 Refranchising & Licensing               -             -            -
 Closures &  Divestitures              (12)          (28)         (40)
 Other                                   -             -            -
                              ------------- ------------- ------------
End of Quarter                       1,279         3,740        5,019
                              ============= ============= ============
% of Total                              25%           75%         100%

Long John Silver's U.S.
Beginning of Year                      701           502        1,203
 New Builds                             15             8           23
 Acquisitions                            -             -            -
 Refranchising & Licensing               -             -            -
 Closures &  Divestitures              (14)          (15)         (29)
 Other                                   -             1            1
                              ------------- ------------- ------------
End of Quarter                         702           496        1,198
                              ============= ============= ============
% of Total                              59%           41%         100%

A&W U.S.
Beginning of Year                       81           493          574
 New Builds                              -             2            2
 Acquisitions                            -             -            -
 Refranchising & Licensing               -             -            -
 Closures &  Divestitures              (48)          (17)         (65)
 Other                                   -             2            2
                              ------------- ------------- ------------
End of Quarter                          33           480          513
                              ============= ============= ============
% of Total                               6%           94%         100%



                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
               For the Year to date Ended June 12, 2004


                            International
----------------------------------------------------------------------

                                                               Total
                                  Unconsolidated             Excluding
                          Company   Affiliates   Franchisees Licensees
                          ------- -------------- ----------- ---------

KFC International
Beginning of Year          1,685            773       4,835     7,293
 New Builds                   73             52         116       241
 Acquisitions                  1              -          (1)        -
 Refranchising & Licensing   (11)             -          11         -
 Closures &  Divestitures    (30)           (11)        (59)     (100)
 Other                         2             (1)        (13)      (12)
                          ------- -------------- ----------- ---------
End of Quarter             1,720            813       4,889     7,422
                          ======= ============== =========== =========
% of Total                    23%            11%         66%      100%

Pizza Hut International
Beginning of Year          1,021            733       2,708     4,462
 New Builds                   26             10          76       112
 Acquisitions                  2              2          (4)        -
 Refranchising & Licensing     -              -           -         -
 Closures &  Divestitures    (30)            (2)        (48)      (80)
 Other                         -             (7)          9         2
                          ------- -------------- ----------- ---------
End of Quarter             1,019            736       2,741     4,496
                          ======= ============== =========== =========
% of Total                    23%            16%         61%      100%

Taco Bell International
Beginning of Year             54              -         150       204
 New Builds                    -              -           -         -
 Acquisitions                  -              -           -         -
 Refranchising & Licensing    (1)             -           1         -
 Closures &  Divestitures     (2)             -          (3)       (5)
 Other                        (5)             -           1        (4)
                          ------- -------------- ----------- ---------
End of Quarter                46              -         149       195
                          ======= ============== =========== =========
% of Total                    24%             -          76%      100%

A&W International
Beginning of Year              -              -         182       182
 New Builds                    -              -          10        10
 Acquisitions                  -              -           -         -
 Refranchising & Licensing     -              -           -         -
 Closures &  Divestitures      -              -          (5)       (5)
 Other                         -              -           -         -
                          ------- -------------- ----------- ---------
End of Quarter                 -              -         187       187
                          ======= ============== =========== =========
% of Total                     -              -         100%      100%

Long John Silver's
 International
Beginning of Year              -              -          30        30
 New Builds                    -              -           2         2
 Acquisitions                  -              -           -         -
 Refranchising & Licensing     -              -           -         -
 Closures &  Divestitures      -              -          (2)       (2)
 Other                         -              -           -         -
                          ------- -------------- ----------- ---------
End of Quarter                 -              -          30        30
                          ======= ============== =========== =========
% of Total                     -              -         100%      100%



                           YUM! Brands, Inc.
                 United States Multibrand Restaurants
               For the Year to Date Ended June 12, 2004


                                          United States(a)
                              ----------------------------------------
                                           Multibrand Restaurants in
                                              Operation at 6/12/04
                                           ---------------------------
                                 Gross
                                Additions
                              Year to Date
                                6/12/04    Company  Franchise  Total
                              ------------ -------- --------- --------
KFC
   Taco Bell                           10      180       490      670
   Pizza Hut                            4      100        44      144
   A&W                                 29      125       160      285
   Taco Bell/Pizza Hut 3 n 1            -       19        24       43
   Long John Silver's                  34       47        46       93
   Wing Works                           -       26         -       26
                              ------------ -------- --------- --------
                                       77      497       764    1,261
Taco Bell
   Pizza Hut                            3      314       284      598
   Long John Silver's                  15       46        16       62
   Backyard Burgers                     1        9         -        9
   A&W                                  -        2         -        2
                              ------------ -------- --------- --------
                                       19      371       300      671
Pizza Hut
   KFC                                  -        -         5        5
   Taco Bell                            -        -         1        1
   Wing Works                           -        1         -        1
   Pasta Bravo                          -        2         2        4
   WingStreet                         134      193         -      193
                              ------------ -------- --------- --------
                                      134      196         8      204
Long John Silver's
   A&W                                 24      139       100      239
                              ------------ -------- --------- --------

Total                                 254    1,203     1,172    2,375
                              ============ ======== ========= ========


Multibrand conversions increase the sales and points of distribution for the second brand added to a restaurant but do not result in an additional unit count. Similarly, a new multibrand restaurant, while increasing sales and points of distribution for two brands, results in just one additional unit count.

(a) Amounts do not reflect 182 International multibrand units in operation at the end of the period. The International multibrand unit count reflects a decrease of 18 units from the 2003 year end multibrand unit count, related to corrections, primarily in Canada.


    CONTACT: Yum! Brands Inc., Louisville
             Analysts:
             Tim Jerzyk, Vice President Investor Relations,
             888/298-6986
             or
             Media:
             Amy Sherwood, Vice President Public Relations,
             502/874-8200